Exhibit 99.1

athenahealth, Inc. Appoints Dr. William Winkenwerder, Jr. to Board of Directors

WATERTOWN, Mass.--(BUSINESS WIRE)--December 15, 2009--athenahealth, Inc. (NASDAQ:ATHN), a leading provider of internet-based business services to physician practices, today announced that Dr. William Winkenwerder has been appointed to its board of directors. The addition of Dr. Winkenwerder increases the number of directors on athenahealth’s board to eight.

Dr. Winkenwerder is one of the most influential and prominent leaders in American health care. He is currently the Chairman of The Winkenwerder Company, a health care consulting and advisory company based in Alexandria, Virginia. From 2001 to 2007 he was the Assistant Secretary of Defense for Health Affairs. Before that, he served in leadership positions at Blue Cross of Massachusetts, Prudential Healthcare, and Emory University during the course of 15 years.

At the Department of Defense, he was the leader of the Military Health System (MHS) and the principal medical advisor to the Secretary of Defense. The MHS organization of 132,000 personnel cares for 9.2 million people through a national network (TRICARE) of physicians and hospitals including 70 military hospitals worldwide.

During his tenure, he led groundbreaking advances in battlefield medicine and the implementation of the world’s largest electronic health record system (AHLTA). He also brought many innovations and improved business practices to government, improved TRICARE and mental healthcare for soldiers, oversaw medical relief efforts for the Asian tsunami and other disasters and led preparedness efforts for a possible avian flu or biological attack.

“I am extremely honored and excited to join the board of directors for one of the nation’s most innovative and forward thinking health care technology companies,” said Dr. Winkenwerder. “It is clear that athenahealth is a leader in helping medical groups of all sizes across the country more readily automate their operational and clinical systems as they look to improve patient care. At a time when both the federal government and private sector seek out new ways to advance the health care delivery system, I look forward to working with the athenahealth management team as they continue to successfully deliver their unique internet-based business services to the U.S. physician practice market.”

“Bill brings decades of truly unique experience to athenahealth’s board of directors both as a health industry technology leader and also as a senior government health policymaker,” said Jonathan Bush, Chairman and CEO of athenahealth. “As athenahealth continues to expand our national physician network and help our clients navigate an ever more complex health care landscape, Bill’s experience both innovating and overseeing the deployment of new health care technology platforms will play a critical role for us.”

He is a graduate of Davidson College and the University Of North Carolina School of Medicine. Dr. Winkenwerder is also board certified in internal medicine and received his MBA from the Wharton School of Business.

About athenahealth

athenahealth, Inc. is a leading provider of Internet-based business services for physician practices. athenahealth's service offerings are based on proprietary web-native practice management and electronic health record (EHR) software, a continuously updated payer knowledge-base, integrated back-office service operations, and automated and live patient communication services. For more information visit www.athenahealth.com or call (888) 652-8200.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of athenahealth's service offerings. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the risk that our service offerings will not operate in the manner that we expect due to design flaws, security breaches, or otherwise; potential interruptions or delays in our internet-based services offerings; our reliance upon third parties, such as computer hardware, software, data-hosting, and internet infrastructure providers, which reliance may result in failures or disruptions in our service offerings; errors or omissions included in our payer and clinical intelligence rules engine and database; and the evolving and complex government regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. athenahealth, Inc. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events, or circumstances or otherwise. For additional disclosure regarding these and other risks faced by athenahealth, Inc., see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.athenahealth.com and on the SEC's website at http://www.sec.gov.

CONTACT:
athenahealth, Inc.
John Hallock, 617-402-1428 (Media)
Director, Corporate Communications
media@athenahealth.com
or
Jennifer Heizer, 617-402-1322 (Investors)
Senior Manager, Investor Relations
investorrelations@athenahealth.com